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                                                                     EXHIBIT 5

                           SUBSCRIPTION AGREEMENT AND
                          LETTER OF INVESTMENT INTENT

Nicollet Process Engineering, Inc.
420 North Fifth Street
Ford Centre, Suite 1040
Minneapolis, Minnesota  55401

Ladies and Gentlemen:

    The undersigned (the "Subscriber") hereby subscribes to purchase Sixteen Thousand Six Hundred Sixty-Seven (16,667) shares (the "Shares") of the common stock, no par value (the "Common Stock"), of Nicollet Process Engineering, Inc., a Minnesota corporation (the "Company"), for a purchase price of Sixty Cents ($0.60) per share and upon the other terms and conditions set forth below. A check or other payment payable to "Nicollet Process Engineering, Inc." in the amount of Ten Thousand and 20/100 Dollars ($10,000.20) for the Shares is also delivered herewith.

    The Subscriber and the Company agree that this subscription for Shares is conditioned upon and the obligation of the Subscriber to purchase the Shares contemplated by this Agreement is subject to the purchase by Boszhardt Investor Group of a minimum of Six Hundred Thousand Dollars ($600,000) of shares of Common Stock of the Company at a purchase price of Sixty Cents ($0.60) per share on or before December 15, 1997.

    The Subscriber acknowledges that the Company is relying upon the accuracy and completeness of the representations contained herein in complying with its obligations under applicable securities laws and that a subscription for Shares may be rejected for any reason. The Subscriber acknowledges and represents as follows:

    1. The Subscriber has received copies of all documents and any other information requested from the Company and has had an opportunity to ask questions of and receive answers from the management of the Company concerning the terms and conditions of the offering and to obtain any additional information desired or has elected to waive such opportunity. The Subscriber confirms that the Subscriber is fully informed regarding the financial condition of the Company, the administration of its business affairs and its prospects for the future, and that the Company makes no assurance whatsoever concerning the present and prospective value of the Shares to be acquired.

    2. The Subscriber realizes that the Shares, as an investment, are speculative and involve a high degree of risk. The Subscriber believes that an investment in the Shares is suitable for the Subscriber based upon the Subscriber's investment objectives and financial needs, and the Subscriber has the financial means to undertake the risks of an investment in the Shares, to hold the Shares for an indefinite period of time, and to withstand a complete loss of the Subscriber's investment in the Shares.

    3. The Subscriber, either alone or with the assistance of a professional advisor, has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Shares. The Subscriber has obtained, to the extent deemed necessary, personal professional advice with respect to the risks inherent in, and the


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suitability of, an investment in the Shares in light of the Subscriber's financial condition and investment needs.

    4. The Shares are being purchased by the Subscriber for investment purposes in the Subscriber's name solely for Subscriber's own beneficial interest and not as nominee for, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization.

    5. The Subscriber acknowledges that (a) the Subscriber must bear the economic risk of an investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933 or any applicable state securities laws and therefore may not be sold, transferred, assigned or otherwise disposed of unless such disposition is subsequently registered under such laws or exemptions from such registrations are available, and (b) a legend will be placed on the certificate evidencing the Shares stating that the Shares have not been registered under the Securities Act of 1933 and referencing the restrictions on the transferability of the Shares.

    6.  The Subscriber is a bona fide resident of the State of Minnesota.

    7. The Subscriber is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933 since the Subscriber is a director or executive officer of the Company.

    8.  The Subscriber desires that the Shares be held as follows (check one):

(a) /X/ Individual Ownership                  (e) / / Tenants in Common
(b) / / Community Property                    (f) / / Corporation*
(c) / / Jt. Tenant with Right of Survivorship (g) / / Trust*
        (both parties must sign)
(d) / / Partnership*                          (h) / / Other (please describe)

                                                      -----------------------

Dated: October 10, 1997

                                             /s/ Robert A. Pitner
                                             --------------------------------
                                             Robert A. Pitner
                                             420 North Fifth Street
                                             Ford Centre, Suite 1040
                                             Minneapolis, Minnesota  55401
                                             Social Security Number: ###-##-####

                            *  *  *  *  *  *  *  *


    This Subscription Agreement is accepted by the Company as of October 10, 1997.

                                             NICOLLET PROCESS ENGINEERING, INC.

                                             By:  /s/ Pierce A. McNally
                                                  -----------------------------
                                                  Pierce A. McNally
                                                  Its:  Chairman of the Board


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